EXHIBIT 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is dated as of March 1, 2008 (the “Agreement”), by and between Energy East Management Corporation, a Delaware corporation (“EEMC”), and Robert S. Mahoney (“Mahoney”).

Mahoney is willing to commit himself to serve EEMC as Deputy General Counsel, on the terms and conditions herein provided.

In order to effect the foregoing, EEMC and Mahoney wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2. Employment. EEMC hereby agrees to employ Mahoney, and Mahoney hereby agrees to serve EEMC, on the terms and conditions set forth herein, during the term of this Agreement (the “Term”).

3. Term of Agreement. The Term commenced on March 1, 2008 and ends on February 28, 2009, unless further extended as hereinafter provided. Commencing on the first day of April, 2008 and each succeeding month thereafter, the Term of this Agreement shall automatically be extended for one (1) additional month unless EEMC or Mahoney shall have given prior written notice not to extend the Agreement.

4. Position and Duties. Mahoney shall serve as Deputy General Counsel and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to Mahoney by EEMC. Mahoney shall devote substantially all his working time and efforts to the business and affairs of EEMC, Energy East Corporation and its subsidiaries; provided, however, that Mahoney may also serve on the boards of directors or trustees of other companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder, and are consistent with Energy East Corporations Corporate Governance Guidelines.

5. Compensation and Related Matters.

5.1 Base Salary. EEMC shall pay Mahoney a base salary (“Base Salary”) during the period of Mahoney’s employment hereunder, which shall be at an initial rate of Two Hundred Thousand Dollars ($200,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by EEMC from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term.

Compensation of Mahoney by Base Salary payments shall not be deemed exclusive and shall not prevent Mahoney from participating in any other compensation or benefit plan of EEMC. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of EEMC hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of EEMC to pay Mahoney’s Base Salary hereunder.

5.2 Benefit and Incentive Plans. Mahoney shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all “employee benefit plans” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)), all incentive compensation plans, and all employee benefit arrangements made available by EEMC now or during the period of Mahoney’s employment hereunder to its employee’s in comparable positions subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement. Mahoney’s participation in such plans and arrangements shall be on an appropriate level, as determined by EEMC.

5.3 Expenses. Upon presentation of reasonably adequate documentation to EEMC, Mahoney shall receive prompt reimbursement from EEMC for all reasonable and customary business expenses incurred by Mahoney in accordance with EEMC policy in performing services hereunder.

5.4 Vacation. Mahoney shall be entitled to four (4) weeks of vacation during each year of this Agreement, or such greater period as EEMC shall approve, without reduction in salary or other benefits.

6. Compensation Related to Disability. During the Term of this Agreement, during any period that Mahoney fails to perform Mahoney’s full-time duties with EEMC as a result of incapacity due to physical or mental illness, EEMC shall pay Mahoney’s Base Salary to Mahoney at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Mahoney under the terms of any compensation or benefit plan, program or arrangement maintained by EEMC during such period, until Mahoney’s employment is terminated by EEMC for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to Mahoney at or prior to the time of any such Base Salary payment under disability benefit plans of EEMC or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7. Compensation Related to Termination.

7.1 If Mahoney’s employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay Mahoney’s Base Salary (to Mahoney or in accordance with Section 11 if Mahoney’s employment is terminated by his death)

through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to Mahoney through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by EEMC during such period.

7.2 In the event Mahoney’s employment is terminated prior to the expiration of the Term of the Agreement by EEMC for reasons other than Cause (other than the death or Disability of Mahoney), Mahoney shall receive a severance payment equal to one year’s base pay. The severance payment shall be made in accordance with Sections 13.1 and 18.

7.3 Subject to Sections 6 and 8, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 7, EEMC shall have no further obligations to Mahoney under this Agreement.

8. Normal Post-Termination Payments Upon Termination of Employment. If Mahoney’s employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay Mahoney’s normal post-termination compensation and benefits to Mahoney as such payments become due. Subject to the second and third paragraphs of Section 5.2 hereof, such post-termination compensation and benefits shall be determined under, and paid in accordance with, EEMC’s or Central Maine Power Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement) as may be applicable.

9. Termination Procedures.

9.1 Notice of Termination. During the Term of this Agreement, any purported termination of Mahoney’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other in accordance with Section 14 hereof.

9.2 Date of Termination. “Date of Termination,” with respect to any purported termination of Mahoney’s employment during the Term of this Agreement, shall mean (i) if Mahoney’s employment is terminated by his death, the date of his death, (ii) if Mahoney’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Mahoney shall not have returned to the full-time performance of Mahoney’s duties during such thirty (30) day period), and (iii) if Mahoney’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by EEMC, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Mahoney, shall not be less than thirty (30) days from the date such Notice of Termination is given).

10. Confidentiality, Noncompetition, and Nonsolicitation.

10.1 Mahoney will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by Energy East Corporation, EEMC or any of the subsidiaries or affiliates of Energy East Corporation (each, an “EE Entity”) and is not generally known or available in the marketplace, and to which Mahoney gains access by reason of his position as an employee of EEMC.

10.2 If Mahoney’s employment terminates for any reason, then for a twelve-month period immediately following his Date of Termination, Mahoney shall not, except as permitted by EEMC upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the “Restricted Territory,” which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services any EE Entity is then providing (a “Competitor”). However, it shall not be a violation of the immediately preceding sentence for Mahoney to be employed by, or render services to, a Competitor, if Mahoney renders those services only in lines of business of the Competitor that are not directly competitive with the primary lines of business of any EE Entity, or are outside of the Restricted Territory. For purposes of this Section 10.2, the “Restricted Territory” shall be the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

10.3 If Mahoney’s employment is terminated for any reason, then for the twelve month period immediately following his Date of Termination Mahoney shall not, except as permitted by EEMC upon its previous written consent, solicit on his own behalf or on behalf of another person or entity any EE Entity employee for hire or retention as an employee, consultant, or service provider.

11. Successors, Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Mahoney’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Mahoney shall die while any amount would still be payable to Mahoney hereunder (other than amounts which, by their terms, terminate upon the death of Mahoney) if Mahoney had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Mahoney’s estate.

12. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To EEMC:

Energy East Management

Corporation 217 Commercial

Street Portland, Maine 04101

Attention: General Counsel

To Mahoney:

Robert S. Mahoney

210 Pond Rd.

Manchester, Maine 04351

13. Miscellaneous.

13.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mahoney and EEMC. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which Mahoney has agreed. The obligations under this Agreement of EEMC or Mahoney that by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

13.2 References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements include such plans, programs or arrangements of EEMC and/or Central Maine Power Company.

13.3 Notwithstanding any provision of this Agreement to the contrary, in the event EEMC does not make any payment required to be made by it under this Agreement, EEMC shall be liable to Mahoney and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of EEMC under this Agreement.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Settlement of Disputes; Arbitration. To the extent permitted by applicable law, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Maine in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

17. Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below

(A) “Base Salary” shall have the meaning stated in Section 5.1 hereof.

(B) “Cause” for termination by EEMC of Mahoney’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by Mahoney to substantially perform Mahoney’s duties with EEMC (other than any such failure resulting from Mahoney’s incapacity due to physical or mental illness), or (ii) the willful engaging by Mahoney in conduct which is demonstrably and materially injurious to Energy East Corporation, or its subsidiaries and/or affiliates, monetarily or otherwise.

(C) “Date of Termination” shall have the meaning stated in Section 9.2 hereof.

(D) “Disability” shall be deemed the reason for the termination by EEMC of Mahoney’s employment, if, as a result of Mahoney’s incapacity due to physical or mental illness, Mahoney shall have been absent from the full-time performance of Mahoney’s duties with EEMC for the maximum number of months applicable to Mahoney under EEMC’s Disability Policy for Salaried Employees (or any successor policy).

(E) “Notice of Termination” shall have the meaning stated in Section 9.1 hereof.

(F) “Retirement’ shall be deemed the reason for termination of Mahoney’s employment if such employment is terminated in accordance with the EEMC’s retirement policy, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with Mahoney’s consent with respect to Mahoney. For purposes of this Agreement, termination by the EEMC without Cause shall not constitute Retirement.

(G) “Term” shall have the meaning stated in Section 3 hereof.

18. Compliance with Internal Revenue Code 409A. The parties agree that all payments made to Mahoney under this Agreement or any benefit plans are intended to be made in order to avoid the application of excise tax, penalties and interest under Section 409A of the Internal Revenue Code. EEMC is authorized to adjust the timing of any payment (by delaying such payment a minimum of six (6) months) to avoid the application of such excise tax, penalties and interest.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ENERGY EAST MANAGEMENT CORPORATION

By:	/s/ Richard R. Benson

/s/ Robert S. Mahoney
Robert S. Mahoney